Exhibit 99.1

For more information contact:
Gary Sproule Chief Financial Officer Youbet.com, Inc. 818/668-2100	Richard Land David Jacoby Jaffoni & Collins Incorporated 212/835-8500 or ubet@jcir.com
YOUBET.COM’S SECOND QUARTER NET INCOME INCREASES 64%
TO $2.2 MILLION ON RECORD REVENUE OF $39.6 MILLION
— Record Second Quarter Diluted Earnings Per Share of $0.06 Inclusive of Higher
Share-Based Compensation and Legal Fees and Financing Costs —
— Operating Results Reflect Revenue Growth at All Three Business Segments —
Woodland Hills, CA, August 3, 2006 — Youbet.com, Inc. (NASDAQ: UBET), today reported record second quarter net income of $2.2 million, or $0.06 per diluted share, for the period ended June 30, 2006, compared to net income of $1.3 million, or $0.04 per diluted share, in the second quarter of 2005. Financial results for the 2006 second quarter include a $0.2 million charge attributable to share-based compensation expense.
Youbet’s total revenue for the quarter ended June 30, 2006 rose approximately 69% to $39.6 million from $23.5 million in the year ago period. In addition to year-over-year improvements in Youbet’s online Advanced Deposit Wagering (ADW) operations, the 2006 second quarter included operating results and revenue growth from International Racing Group (IRG), which Youbet acquired in June 2005, and from United Tote Company (United Tote) which Youbet acquired in February 2006.
The 2006 second quarter results reflect aggregate expenses of approximately $0.7 million, or approximately $0.02 per diluted share, for legal fees related to the company’s defense of the legal proceeding initiated by TVG, and costs associated with the maintenance, extension and re-financing of the United Tote credit facility that Youbet guaranteed at the time it acquired United Tote.
Summary of Three Month and Six Month Results

(in thousands, except	For the three months ended		For the six months ended
per share figures)	June 30,		June 30,
	2006	2005	2006	2005
Total revenue	$39,590	$23,482	$67,346	$41,998
Adjusted EBITDA(1)(2)	$3,848	$1,487	$6,361	$2,592
Net income(2)	$2,195	$1,337	$3,545	$2,367
Diluted EPS(2)	$0.06	$0.04	$0.09	$0.07

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for other income. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found at the end of this release.

(2)	For the three and six months ended June 30, 2006, Adjusted EBITDA, Net income and Diluted EPS include an expense of approximately $204,000 and $405,000, respectively, related to Youbet’s adoption, on January 1, 2006, of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”
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Youbet.com, Inc., 8/3/06	page 2
The following table summarizes the key components of revenue in the three-month periods ended June 30, 2006 and 2005:

	Three Months Ended June 30,
	2006	2005
	(in thousands, except for Yield)
Youbet
Total wagers (handle)	$125,280	$108,742

Commissions from handle	$24,114	$21,637
Other revenue	1,035	895

Total revenue	$25,149	$22,532

Net revenue (revenues from commissions less track and licensing fees)	$7,832	$6,867
Yield (1)	6.3%	6.3%

International Racing Group (2)
Total wagers (handle)	$91,946	$11,518
Commissions from handle	$6,778	$950
Net Revenue (revenues from commissions less track and licensing fees)	$2,101	$355
Yield (1)	2.3%	3.1%

United Tote (3)
Contract revenue (4)	$7,183	—
Equipment sales	800	—

Total revenue	$7,983	—

(1)	Yield is defined as net revenue (commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the Consolidated Statements of Operations Information attached to this release) as a percentage of handle. The increase in Youbet yield for the three-month period ended June 30, 2006 compared to the prior year period is due to more favorable contract terms, a change in track mix and reduced win bonus payments partially offset by new Player Rewards incentive payments. Youbet’s management believes that yield provides useful data to evaluate Youbet’s operating results and profitability. Yield should not be considered an alternative to operating income or net income as indicators of Youbet’s financial performance, and may not be comparable to similarly titled measures used by other companies.

(2)	International Racing Group was acquired by Youbet on June 2, 2005 and included in our consolidated results as of that date. Accordingly, only the results for the 29-day period of June 2, 2005 — June 30, 2005 were included in our results for the three months ended June 30, 2005.

(3)	United Tote was acquired by Youbet on February 10, 2006 and included in our consolidated results as of that date. Accordingly, no United Tote results were included in our results for the three months ended June 30, 2005.

(4)	Approximately $320,000 of United Tote’s contract revenue in the second quarter of 2006 was tote fees paid by Youbet and IRG.
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Youbet.com, Inc., 8/3/06	page 3
Commenting on the results, Youbet’s Chairman, President and Chief Executive Officer, Charles F. Champion, said, “Youbet achieved record levels of combined handle, total revenue and net income in the second quarter of 2006. Our operating results reflect the benefit of our acquisitions of IRG and United Tote and our innovative product offerings across all three operating segments. To put our year-to-date growth into perspective, our net income for the first six months of 2006 already approximates the level achieved from operations for all of 2005 despite higher share-based compensation expense and the legal and financing-related fees and expenses we did not incur last year.
“An important factor in Youbet’s year-over-year handle growth is our ability to leverage high profile racing events like the Triple Crown Series into opportunities to attract significant new customer sign-ups, with an emphasis on the tech-savvy 21-40 age group. In addition, Youbet’s new marketing programs — Youbet.net and Youbet Advantage — were successfully launched in April and contributed to increased awareness of our platform, new customer sign-ups and handle growth in the second quarter of 2006.
“IRG’s 2006 second quarter handle and revenue reflect the benefit of our ongoing computer robotic wagering (CRW) test program. We expect to add several additional customers to this program this quarter. Based in part on the recommendations of our internal compliance committee, we limit the IRG content available for CRW wagering to those tracks that consent to such pari-mutuel pool access. This allows more than 25 consenting host tracks the ability to capture a meaningful source of pari-mutuel handle generated by computer-based wagering that is currently being conducted under regulatory supervision.
“We continue to make progress on the integration of United Tote, and the benefits of this acquisition are beginning to be realized as we anticipated. As expected, the reliability and robustness of United Tote’s tote technology was proven as it seamlessly processed this year’s Kentucky Derby Day — the highest single day of handle in the history of U.S. horse racing. Technology leadership has positioned United Tote to grow its pari-mutuel market share over the last several years, and with the combined efforts of United Tote’s and Youbet’s engineering and product development teams, we will be in an even better position to achieve further gains as several large tote contracts become available over the next several years. We have realized initial cost synergies at United Tote and continue to review additional steps that can reduce expenses in this segment, which will benefit EBITDA margins going forward. In addition, Youbet expects to benefit from another new revenue source late this year, as United Tote remains on schedule to launch the first of its proprietary racing and sports contest fantasy offerings on our online platform.”
Second Half 2006 Outlook
Though Youbet does not provide financial guidance, management believes investors should consider the following factors as they evaluate Youbet’s prospects for year-over-year net income and earnings per share growth in 2006:
•	Consistent with prior expectations, year-over-year Youbet handle is expected to increase approximately 15% — 20%. The third quarter of 2006 will have modestly less content than the third quarter of 2005. For example, two tracks recently licensed their content to TVG on an exclusive basis.
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Youbet.com, Inc., 8/3/06	page 4
•	While Youbet handle is expected to grow on a year-over-year basis, the company has recently experienced a decline in wagering volume from several of its highest wagering class customers. Youbet believes that a significant portion of this decline is attributable to an industry-wide trend whereby high-volume track, off-track and ADW customers are being aggressively recruited by illegal off-shore bookmaking entities that do not pay host track fees and, therefore, offer higher rebates and a broader number of gaming opportunities than domestically-licensed ADW providers. Youbet continues to work with the industry and its partners on a response to this issue.

•	Second half 2006 sales and marketing expenses are expected to increase year-over-year due in part to the implementation several months ago of new marketing initiatives, including the Youbet Advantage player rewards program and the Youbet.net “play for points” website.

•	General and administrative expenses for the second half of fiscal 2006 are expected to increase from the prior year period reflects:
•	Expenses for United Tote operations, which were acquired in February 2006;

•	Up to $0.4 million in costs associated with the re-financing of United Tote’s credit facility in the third quarter;

•	Ongoing legal costs that will be higher than experienced in the 2006 second quarter; and,

•	The retention of a consulting firm to evaluate cost synergies and expense reduction opportunities for United Tote which we expect to ultimately benefit United Tote’s revenue and operating margins.
•	Interest expense in the third quarter of 2006 of approximately $0.5 million reflecting the company’s $10.2 million in unsecured promissory notes issued by Youbet in connection with the acquisition of United Tote in February 2006 and secured debt, which the company refinanced last week at more favorable terms and conditions compared to the prior credit facility.

•	The company expects third quarter of 2006 share-based compensation expenses under SFAS 123R to remain consistent with the first two quarters of 2006.
Mr. Champion concluded, “Youbet is prudently advancing growth initiatives at each of our operating units that will benefit operating results in the balance of 2006 and beyond. The revenue, earnings and diversification from the IRG and United Tote acquisitions underscore our ability to identify, negotiate, close and integrate complementary acquisitions that are building long-term value for Youbet, and we expect to apply this approach to other acquisitions we are analyzing. We are confident that Youbet can generate additional long-term shareholder value by further expanding its scope of operations, fostering existing and new industry relationships, continuing to adapt its technology platforms to remain at the forefront of innovation, and diversifying its revenue and geographic base.”
Operating expenses (excluding track fees, licensing fees, contract costs, equipment costs and depreciation and amortization) increased approximately 58% to $10.5 million for the quarter ended June 30, 2006 from $6.6 million in the quarter ended June 30, 2005. The year-over-year operating expense increase was primarily driven by higher expenses associated with the operations of IRG and United Tote (as detailed below) that Youbet did not incur last year, as
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Youbet.com, Inc., 8/3/06	page 5
Youbet owned IRG for only 29 days of the second quarter of 2005 and United Tote was acquired in 2006.
For the three-month period ended June 30, 2006, Youbet recorded $3.9 million in contract costs associated with United Tote’s contract revenues that Youbet did not incur last year.
Network operations expense increased approximately $0.4 million year-over-year, to $1.5 million, primarily due to $0.2 million in data center costs, tote fees and other network operation expenses for IRG that Youbet did not incur last year as well as an increase in tote fees associated with the higher wager volume compared to the prior year period.
Research and development expenses were approximately $0.9 million in the second quarter of 2006, compared to approximately $0.4 million in the second quarter of 2005. The increase was primarily due to $0.5 million in aggregate research and development expense for IRG and United Tote that Youbet did not incur last year.
Sales and marketing expenses in the second quarter of 2006 were approximately $2.5 million, or 6.3% of revenue, compared to $1.8 million, or 7.7% of revenue, in the comparable prior year period. The increase was primarily due to $0.3 million of IRG player services expenses and $0.3 million of United Tote expenses that Youbet did not incur last year. In addition, higher sales and marketing expenses reflect costs associated with increased advertising as well as the new marketing programs described above.
General and administrative expenses increased approximately $2.3 million to $5.6 million in the second quarter of 2006 from $3.3 million in the second quarter of 2005. The increase was due to several factors including share-based compensation expenses, legal and refinancing related fees and expenses, expenses associated with IRG and United Tote that Youbet did not incur last year, higher transaction processing fees related to the increase in wagering volume, higher Sarbanes-Oxley compliance costs, audit fees and an increase in salaries. General and administrative expenses in the second quarter of 2006 were 14.1% of total revenue, compared to 14.2% in the second quarter of 2005.
Depreciation and amortization increased to $1.7 million in the second quarter of 2006 from $0.3 million in the second quarter of 2005. The increase primarily reflects $1.2 million in United Tote depreciation and amortization expense, the majority of which was depreciation of United Tote’s fixed assets.
Youbet also incurred interest expense of $0.5 million in the second quarter of 2006. This expense was primarily due to $0.4 million of interest expense related to United Tote’s secured debt (primarily related to the financing of equipment that is placed with United Tote’s track customers) and $0.1 million of interest expense related to the unsecured promissory notes issued in connection with our acquisition of United Tote.
As of June 30, 2006, Youbet had cash and cash equivalents of $14.2 million and total current assets of $42.1 million.
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Youbet.com, Inc., 8/3/06	page 6
Youbet.com, Inc. is hosting a conference call and webcast at 11:00 a.m. EDT today, Thursday, August 3, 2006. The conference call number is 888/258-4702. To access the live call on the Internet, log on to www.youbet.com (select “About Youbet.com”). Following its completion, a replay of the call can be accessed for thirty days on the Internet at the above link.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players TrustSM revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution. The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.Youbet.net — is helping to attract new fans to racing. Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby and is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors are discussed in Youbet’s Form 10-K for the year ended December 31, 2005 and in Youbet’s other filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; our ability to improve and innovate our technology; the inability of Youbet to successfully complete and integrate acquisitions; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
-financial tables follow-

Youbet.com, Inc., 8/3/06	page 7
Youbet.com, Inc.
Consolidated Balance Sheets (Unaudited)
June 30, 2006 and December 31, 2005

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14,159,971	$16,685,787
Current portion of restricted cash	5,005,755	5,185,115
Accounts receivable, net of allowance for doubtful collection of $564,104 and $346,000	12,776,423	2,504,427
Other receivables	139,586	27,493
Inventory, net of reserve of $394,026	2,975,598	—
Current portion of notes receivable	213,452	—
Prepaid expenses	1,760,831	1,290,849
Current portion of deferred tax asset	5,110,000	4,088,000

	42,141,616	29,781,671
Property and equipment, net of accumulated depreciation and amortization of $10,481,984 and $8,675,956	22,448,339	4,418,872
Restricted cash, net of current portion	381,962	381,962
Notes receivable, net of current portion, net of allowance for doubtful collection of $76,742	269,759	—
Intangibles and other, net of accumulated amortization of $1,246,269 and $338,388	17,625,936	5,025,339
Goodwill	10,447,106	—
Deferred tax asset, net of current portion	1,221,000	1,221,000

	$94,535,718	$40,828,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long term debt	$3,216,787	$620,000
Short term debt	5,200,000	—
Trade payables, TVG	6,175,989	4,805,642
Trade payables, track related	7,543,891	2,337,709
Trade payables, other	3,519,426	783,621
Accrued expenses and other	8,636,197	3,193,625
Customer deposits	7,032,710	5,905,099
Deferred revenues	344,156	121,027

	41,669,156	17,766,723
Long term debt, net of current portion	15,990,900	177,655

	57,660,056	17,944,378

Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none outstanding	—	—
Common stock, $0.001 par value, authorized 100,000,000 shares, 35,904,270 and 33,451,809 shares outstanding	35,904	33,452
Additional paid-in capital	116,195,741	105,715,395
Deficit	(77,979,376)	(81,524,009)
Accumulated other comprehensive loss	(36,235)	—
Treasury stock (457,015 and 457,015 common shares at cost)	(1,340,372)	(1,340,372)

	36,875,662	22,884,466

	$94,535,718	$40,828,844

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 8/3/06	page 8
Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
Three Months Ended June 30, 2006 and June 30, 2005

	Three Months Ended June 30,
	2006	2005
Revenues
Commissions	$30,891,756	$22,587,863
Contract revenues	6,862,779	—
Equipment sales	815,869	—
Other	1,109,563	894,557

	39,589,967	23,482,420

Operating costs and expenses
Track fees	14,782,838	9,620,276
Licensing, TVG	6,175,989	5,745,376
Contract costs	3,857,811	—
Equipment costs	443,844	—
Network operations	1,516,724	1,090,615
Research and development	908,242	414,352
Sales and marketing	2,482,235	1,799,563
General and administrative	5,574,203	3,324,887
Depreciation and amortization	1,729,754	317,869

	37,471,640	22,312,938

Income from operations	2,118,327	1,169,482

Other income (expense)
Interest income	128,301	133,818
Interest expense	(532,734)	(20,232)
Other	442,884	54,014
Equity in net income of joint venture	50,155	—

	88,606	167,600

Income before income taxes	2,206,933	1,337,082
Income taxes	11,703	—

Net income	$2,195,230	$1,337,082

Income per share — basic	$0.06	$0.04
Income per share — diluted	$0.06	$0.04
Weighted average shares outstanding
Basic	35,362,263	31,915,699
Diluted	38,584,872	34,632,907
Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 8/3/06	page 9
Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
Six Months Ended June 30, 2006 and June 30, 2005

	Six Months Ended June 30,
	2006	2005
Revenues
Commissions	$54,813,347	$40,350,910
Contract revenues	9,714,670	—
Equipment sales	951,520	—
Other	1,866,384	1,646,868

	67,345,921	41,997,778

Operating costs and expenses
Track fees	26,360,454	18,245,409
Licensing, TVG	9,279,729	8,757,233
Contract costs	5,791,946	—
Equipment costs	533,098	—
Network operations	2,800,157	2,085,816
Research and development	1,674,512	734,229
Sales and marketing	4,553,104	3,075,711
General and administrative	9,991,564	6,507,325
Depreciation and amortization	2,869,968	549,694

	63,854,532	39,955,417

Income from operations	3,491,389	2,042,361

Other income (expense)
Interest income	285,506	223,240
Interest expense	(720,952)	(39,059)
Other	520,559	140,537
Equity in net income of joint venture	74,227	—

	159,340	324,718

Income before income taxes	3,650,729	2,367,079
Income taxes	106,096	—

Net income	$3,544,633	$2,367,079

Income per share — basic	$0.10	$0.07
Income per share — diluted	$0.09	$0.07
Weighted average shares outstanding
Basic	34,748,221	31,226,976
Diluted	38,022,842	33,870,423
Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

Youbet.com, Inc., 8/3/06	page 10
Youbet.com, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Six Months Ended June 30, 2006

2006
Operating activities
Net income	$3,544,633
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,869,968
Equity in net income of joint venture	74,227
Stock-based compensation expense	405,474
Change in operating assets and liabilities
Restricted cash	(583,757)
Receivables	(5,675,799)
Other receivables	(109,532)
Inventory	(798,284)
Prepaid expenses	(168,840)
Income tax benefit from change in deferred tax asset valuation allowance	(360,957)
Deposits & others	774,430
Trade payables, TVG	1,370,347
Trade payables, track related	5,206,182
Trade payables, other	1,265,237
Accrued expenses and other	1,636,128
Customer deposits	1,127,611
Deferred revenues	(175,668)

Net cash provided by operating activities	10,401,400

Investing activities
Purchases of property and equipment	(2,156,217)
Notes receivable	97,290
Cash paid for United Tote Company, Inc. acquisition, net of cash acquired of $159,762	(10,094,105)
Decrease in restricted cash	1,013,117
(Increase) in restricted cash	(250,000)

Net cash used in investing activities	(11,389,915)

Financing activities
Proceeds from exercise of stock options and warrants, net	259,143
Repayment of long term debt	(1,760,209)

Net cash used in financing activities	(1,501,066)

Foreign currency translation adjustment	(36,235)

Decrease in cash and cash equivalents	(2,525,816)
Cash and cash equivalents, beginning of period	16,685,787

Cash and cash equivalents, end of period	$14,159,971

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 8/3/06	page 11
Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended June 30,
	2006	2005
Net income	$2,195,230	$1,337,082
Depreciation and amortization	1,729,754	317,869
Income taxes	11,703	—
Less: Other income	88,606	167,600

Adjusted EBITDA (1)	$3,848,081	$1,487,351

	Six Months Ended
	June 30,
	2006	2005
Net income	$3,544,633	$2,367,079
Depreciation and amortization	2,869,968	549,694
Income taxes	106,096	—
Less: Other income	159,340	324,718

Adjusted EBITDA (1)	$6,361,357	$2,592,055

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted for other income) is considered a non-GAAP financial measure as defined by SEC Regulation G. We consider Adjusted EBITDA an important measure of our financial performance and of our ability to generate cash flows to measure operating performance, fund capital expenditures and fund other corporate investing and financing activities. Adjusted EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.
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